Exhibit 99.1

9 Meters Biopharma, Inc. Initiates Phase 1b/2a Clinical Trial in Short Bowel Syndrome
- Study in adult short bowel syndrome (SBS) patients initiated in June 2020 -
- NM-002 is a long-acting GLP-1 agonist designed to address the gastric effects in SBS patients by slowing digestive transit time -
- First patient expected to be dosed in July 2020 -
Raleigh, NC. June 24, 2020 – 9 Meters Biopharma, Inc. (Nasdaq: NMTR), a clinical-stage rare and unmet needs-focused gastroenterology company, today announced it has initiated its Phase 1b/2a clinical trial of NM-002 for the treatment of short bowel syndrome (SBS), a life-threatening orphan disease caused by a significant shortening of the gastrointestinal tract, leading to impaired nutrient absorption. NM-002 is a long-acting injectable glucagon-like peptide-1 (GLP-1) agonist designed specifically to exploit gut motility effects in SBS patients by slowing digestive transit time.
The Phase 1b/2a clinical trial of NM-002 is an open-label, single-center study evaluating the safety and tolerability of three escalating doses of NM-002 in adult patients with SBS. The three different dosing cohorts will each receive two doses of NM-002 two weeks apart, with daily urine output as a primary endpoint, an inversely related proxy for usage of parenteral support. Parental support is a current treatment option used to intravenously provide SBS patients with hydration, essential nutrients and electrolytes. NM-002 has demonstrated safety with an extended half-life of up to 30 days in a 70-patient clinical study and has received Orphan Designation by the U.S. Food and Drug Administration.
“Advancing NM-002 into our Phase 1b/2a trial is a major milestone for 9 Meters as we strive to create a more effective treatment option for patients with SBS,” said John Temperato, president and chief executive officer of 9 Meters. “Not only is SBS a life-threatening disease when untreated, but the current treatment standard of parenteral support is insufficient, as it results in an extremely low quality of life for patients. We look forward to developing NM-002 to reduce reliance on intravenous supplementation, and therefore give patients the freedom to live a less restricted lifestyle and reduce their financial burden.”
“In developing NM-002, we’ve used Amunix’s proprietary XTEN® technology to extend the half-life of the GLP-1 peptide, which allows the drug to be injected only once or twice per month. This considerably increases convenience for patients and caregivers compared to other GLP-2 drug products on the market for SBS which must be dosed daily,” said Patrick H. Griffin, M.D., FACP, chief medical officer of 9 Meters.
The trial will take place at Cedars-Sinai in Los Angeles. The first patient is expected to be dosed in this Phase 1b/2a trial in July 2020, with topline results expected in the first half of 2021. For more information on the trial, please visit ClinicalTrials.gov: NCT04379856.
The patent rights covering the use of the GLP-1 agonist technology to treat short bowel syndrome are owned by Cedars-Sinai Medical Center and are exclusively licensed by Cedars-Sinai to Naia Rare Diseases, a wholly owned subsidiary of the 9 Meters Biopharma, Inc.
About Short Bowel Syndrome
According to the National Institute of Diabetes, and Digestive and Kidney Diseases (NIDDK), SBS is a rare syndrome of problems related to poor absorption of nutrients as a result of at least half of the small intestine being removed and sometimes all or part of the large intestine; significant damage to the small intestine; or poor motility, or movement inside of the intestines. The incidence of SBS is poorly known but estimated at about 5 to 10 patients per year per million population. In adults, the incidence of SBS requiring at-home parenteral nutrition is estimated at two adult patients per year per million population. Pharmacologic therapies

Exhibit 99.1

for SBS include trophic factors, such as short-acting daily injectable GLP-2 analogues, which may not be appropriate for all patient types.

About 9 Meters Biopharma
9 Meters Biopharma, Inc. is a rare and unmet needs-focused GI company. The Company is advancing NM-002, a proprietary long-acting GLP-1 agonist into a Phase 1b/2a trial for Short Bowel Syndrome (SBS), an orphan designated disease, as well as larazotide, a Phase 3 tight junction regulator being evaluated for celiac disease.
For more information, please visit www.9meters.com.
Forward-looking Statements
This press release includes forward-looking statements based upon the Company's current expectations. Forward-looking statements involve risks and uncertainties, and include, but are not limited to, the potential effects of the ongoing coronavirus outbreak and related mitigation efforts on the Company's clinical, financial and operational activities; the Company's continued listing on Nasdaq; expectations regarding future financings; the future operations of the Company; the nature, strategy and focus of the Company; the development and commercial potential and potential benefits of any product candidates of the Company; anticipated preclinical and clinical drug development activities and related timelines, including the expected timing for data and other clinical and preclinical results; the Company having sufficient resources to advance its pipeline; and any other statements that are not historical fact. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: (i) uncertainties associated with the clinical development and regulatory approval of product candidates; (ii) risks related to the inability of the Company to obtain sufficient additional capital to continue to advance these product candidates and its preclinical programs; (iii) uncertainties in obtaining successful clinical results for product candidates and unexpected costs that may result therefrom; (iv) risks related to the failure to realize any value from product candidates and preclinical programs being developed and anticipated to be developed in light of inherent risks and difficulties involved in successfully bringing product candidates to market; (v) the impact of COVID-19 on our operations, clinical trials or proposed merger and future financings and (vi) risks associated with the possible failure to realize certain anticipated benefits of the proposed Merger and the Naia acquisition, including with respect to future financial and operating results. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. These and other risks and uncertainties are more fully described in periodic filings with the SEC, including the factors described in the section entitled "Risk Factors" in Innovate Biopharmaceuticals, Inc. Annual Report on Form 10-K for the year ended December 31, 2019 and in other filings that Innovate has made and future filings the Company will make with the SEC. You should not place undue reliance on these forward-looking statements, which are made only as of the date hereof or as of the dates indicated in the forward-looking statements. The company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exhibit 99.1

Corporate contacts
Edward J. Sitar
Chief Financial Officer
9 Meters Biopharma, Inc.
investor-relations@9meters.com
www.9meters.com
Media contact
Amy Jobe, Ph.D.
LifeSci Communications, LLC
ajobe@lifescicomms.com
315-879-8192
Investor contact
Corey Davis, Ph.D.
LifeSci Advisors, LLC
cdavis@lifesciadvisors.com
212-915-2577
Source: 9 Meters Biopharma, Inc.

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